                                                                   EXHIBIT 10.18

                                             Contract No. 99TX-10266

                               LICENSE AGREEMENT

                                EXECUTED BY THE

                            UNITED STATES OF AMERICA

                              DEPARTMENT OF ENERGY

                           ACTING BY AND THROUGH THE

                        BONNEVILLE POWER ADMINISTRATION

                                      AND

                           ADVANCED TELCOM GROUP, INC.


                               INDEX TO SECTIONS

  SECTION                                                                  PAGE
    1.     Definitions ...................................................   2
    2.     Term ..........................................................   3
    3.     Exhibits.......................................................   3
    4.     Amendment of Agreement ........................................   3
    5.     Ownership .....................................................   4
    6.     License .......................................................   4
    7.     Payment .......................................................   4
    8.     Maintenance, Repair, and Restoration of the Cable .............   6
    9.     Regenerator Building(s) .......................................   8
    10.    Rights and Obligations Concerning the Cable ...................   9
    11.    Relocation of the Cable .......................................  10
    12.    Representations and Warranties ................................  11
    13.    Audit Procedures ..............................................  13
    14.    Insurance .....................................................  14
    15.    Default .......................................................  16
    16.    Indemnification; Waiver of Damages ............................  18
    17.    Dispute Resolution ............................................  20
    18.    General .......................................................  20
    19.    Entire Agreement ..............................................  25


           Exhibit A    (Route Description)
           Exhibit B    (Fiber Specifications)
           Exhibit C    (Detailed Restoration Plan)
           Exhibit D    (Regeneration Site Lease Agreements and Letter of Entry)
           Exhibit E    (Acceptance Testing Standards)

--------------------
[*] Information redacted pursuant to a confidential treatment request throughout this exhibit.

        This LICENSE AGREEMENT (Agreement) executed on __________, 1999, by the UNITED STATES OF AMERICA (Government), Department of Energy, acting by and through the BONNEVILLE POWER ADMINISTRATION (Bonneville), and ADVANCED TELCOM GROUP, INC. (ATG). Both Bonneville and ATG may be referred to herein individually as "Party" and collectively as "Parties."

1.      DEFINITIONS

        The following terms, when used in this Agreement, shall have the meanings set forth in this section:

        (a) "ATG Fiber" means six (6) optical fibers within the Cable located on the Commercial Route owned by Bonneville and designated to be licensed to ATG for the term of this Agreement.

        (b) "Bonneville Facilities" means all Bonneville-owned and/or leased structures, buildings, land, access roads, and equipment along the Route.

        (c) "Bonneville Fiber" means all fiber (except the six (6) dark optical fibers licensed to ATG) within the Cable designated for Bonneville's use.

        (d) "Bonneville Route" means the portion of the Cable that contains Bonneville Fiber extending approximately eighty-four (84) miles between Bonneville's Alvey and Salem Substations.

        (e) "Cable" means Bonneville owned seventy-two (72) SMF28 fibers or installed by Bonneville along the Bonneville Route.

        (f) "Cable Accessories" means the equipment necessary to support the attachment of the Cable to the Bonneville Facilities.

        (g) "Cable Restoration" means repairing and returning a damaged cable back to service following an unscheduled outage.

        (h) "Cable Specifications" means the drawings and specifications regarding the hardware and materials incorporated into the construction project.

        (i) "Commercial Route" means the portion of the Cable that contains ATG Fiber extending approximately eighty-four (84) miles between Bonneville's Alvey and Salem Substations as further described in Exhibit A.

        (j) "Fiber Specifications" means the performance attributes of the fiber within the Cable as described in Exhibit B.

        (k) "Interest Rate" means 1.25 percent per month to be compounded monthly for each month or portion thereof during which interest accrues.

        (l)     "License" means the License granted to ATG in section 6(a).

        (m) "Regenerator Building(s)" means the building(s) along the Route that house the terminal and regenerator equipment owned and operated by ATG including any optronics or electronics required by ATG to make use of the ATG Fibers. For the purpose of this Agreement, the Regenerator Building(s) include conduit and fiber optic cable, from the Regenerator Building(s) up to Bonneville's nearest fiber optic splice box which is located adjacent to the substation fence.

        (n)     "Route" means the Bonneville Route and the Commercial Route.

2.      TERM

        (a) This Agreement shall be effective at 2400 hours on the date of execution by both Parties (Effective Date) and shall continue in effect for a period of ten (10) years or unless sooner terminated in accordance with the terms of this Agreement.

        (b) The terms of this Agreement may be extended only by mutual agreement of the Parties.

        (c) All obligations incurred and outstanding shall survive the expiration or termination of this Agreement.

3.      EXHIBITS

        Exhibit A (Route Description), Exhibit B (Fiber Specifications), Exhibit C (Detailed Restoration Plan), Exhibit D (Regeneration Site Lease Agreement and Letter of Entry) and Exhibit E (Acceptance Testing Standards) are attached hereto and made a part of this Agreement.

4.      AMENDMENT OF AGREEMENT

        This Agreement may be amended or modified only by written agreement executed by both Parties. No course of performance or dealing shall operate to amend or modify this Agreement.

5.      OWNERSHIP

        (a)     The Cable shall be owned by Bonneville.


        (b) Each Party shall own its own electronic and optronic devices necessary to transmit signals over the fibers each controls.


        (c) Bonneville shall also retain ownership of all Bonneville electric transmission facilities, rights-of-way, structures, improvements, and components installed on such facilities and the Route as part of this Agreement.

        (d) The Regenerator Building(s) and related equipment within the Regenerator Building(s) shall be owned by ATG. To the extent that any such Regenerator Building(s) or related equipment are fixtures of Bonneville real property at the termination of this Agreement, Bonneville shall have title to and ownership of such fixtures.

6.      LICENSE

        (a)     Grant

                Bonneville hereby grants to ATG an exclusive and indefeasible right and License to use the six (6) ATG Fiber along the Commercial Route as specified in Exhibit A for the Term of this Agreement.

        (b)     No Property Interest

                This Agreement shall not confer upon ATG any ownership or possessory interest in the Route or other property owned by Bonneville except as provided herein, and ATG agrees that it shall never make any claim of such interest based upon this Agreement.

7.      PAYMENT

        (a) ATG shall pay to Bonneville a one-time payment of [*] no later than September 30, 1999.

        (b) ATG shall pay to Bonneville an annual maintenance payment of [*] per route mile of Cable used by ATG as specified in Exhibit A. The first such payment shall occur within thirty (30) days of the execution of this Agreement by both Parties. All subsequent annual maintenance-payments shall be payable each year on the anniversary date of the execution of this Agreement.

--------------------
[*] Information redacted pursuant to a confidential treatment request throughout this exhibit.

        (c) Within any given calendar year, ATG will pay to Bonneville its pro-rata share (based on ATG fiber count compared to the total fiber count of the Cable) for restoration costs pertaining to the Commercial Route incurred on or before September 30 of each year. ATG shall pay Bonneville on or before September 30 of each year after receipt of an invoice.

        (d) ATG shall pay by wire or ACH transfer, using procedures established by Bonneville's Financial Services Group. ATG may pay its bill by mail, provided that Bonneville receives full payment by the due date. ATG shall include the following information in the description field of each transfer:
                Bonneville contract number, Revenue PL6, and End Item Code.

                If ATG is paying by mail, payments shall be mailed to:

                Bonneville Power Administration
                P.O. Box 6040
                Portland, OR 97228-6040

        (e) Late Payment. Payments not received by Bonneville when due shall bear interest at the Interest Rate from the date payment was due until the date payment is made to Bonneville. Late payments shall be collected pursuant to the Debt Collection Act, 1982, 5 U.S.C. 5514.

        (f)     Escalation of Annual Charge

                All annual payments shall be increased annually on September 30 to an amount equal to such annual payments as escalated by the Consumer Price Index, All Urban Consumers (CPI-U), U.S. City Average, All Items, published by the United States Department of Labor, Bureau of Labor Statistics (1982-84=100) ("Index") as of the month immediately preceding September 30 of each year. If the Index is discontinued or revised, the parties shall agree to another index to be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

        (g) ATG at its sole cost and expense, shall have the right to have an engineering consultant review the Bonneville fiber optic route design and to monitor the ongoing costs of construction of the Cable. Bonneville agrees to cooperate in good faith with ATG in this regard and to provide all documentation reasonably required by ATG.

8.      MAINTENANCE, REPAIR, AND RESTORATION OF THE CABLE

        (a)     Maintenance of the Cable

                (1) During the term of this Agreement, Bonneville shall be responsible for all physical maintenance of the Cable and the Cable Accessories. Bonneville shall maintain the Cable and the Route at all times in good working order and in a safe condition, in conformity with the Cable Specifications and all applicable laws and regulations.

                (2) ATG shall be responsible for maintenance of its property, including the Regenerator Building(s) along the Route.

        (b)     Detailed Restoration Plan

                (1) Restoration activities will be integral to ensuring successful implementation of this Agreement. Timely restoration is dependent upon the timely coordination and cooperation between Bonneville and ATG. The Parties agree to jointly develop a Detailed Restoration Plan, which shall, upon its completion become part of this Agreement as Exhibit C.

                (2) The Parties agree to develop within sixty (60) days of signature of this Agreement by both Parties a Detailed Restoration Plan, the specifics of which will be based upon the provisions of this section 8.

                (3) The provisions described in this section shall form the principles and basis for the development of such a plan.

        (c)     Restoration Priorities and General Requirements

                (1) Bonneville's obligation to maintain and repair the Cable and any activity incidental thereto shall be subordinate to, and shall not conflict with, Bonneville's rightful use and operation of its transmission facilities. In the event both Bonneville's transmission facilities and the Cable require maintenance or repair, the restoration of the Cable shall be at all times subordinate to the restoration of Bonneville's transmission facilities, unless otherwise agreed to by Bonneville in advance. The restoration of Bonneville's telecommunications system shall take priority over restoration activities related to ATG Fiber as shall restoration rights contained in pre-existing contracts. The restoration of the ATG Fiber shall take priority over restoration activities related to any fibers licensed in contracts subsequent to the agreement.

                (2) Any and all Bonneville or ATG representatives that construct, install, repair, replace, or otherwise handle the Cable, Cable Accessories, ATG Fiber, Bonneville Fiber, or any related materials and equipment shall be properly trained and equipped to meet all current industry standards.

                (3) A Bonneville representative must be on site during all repair and restoration work to perform functions such as safety watch, protection of Bonneville's transmission facilities, or obtain line clearances. Bonneville shall make its best efforts to have a representative arrive at the site requiring an emergency maintenance activity pursuant to section 8(d)(1) of this Agreement.

                (4) The Party performing the repair and restoration shall use prudent business methods to acquire the most cost effective restoration procedures and materials available given the Cable Specifications, Fiber Specifications, and current industry standard.

                (5) Bonneville shall require all employees or agents of ATG who work near Bonneville's transmission facilities to demonstrate that they have been properly trained and equipped to perform the work. The Parties shall agree in advance what constitutes proper training and reasonable costs. The costs of agreed upon training for ATG employees or agents of ATG shall be borne by ATG.

                (6) A Bonneville representative shall have the authority to stop work for reasons that involve potential health hazards, safety concerns, and potential disruption to Bonneville's operating system.

        (d)     Restoration of the Cable

                (1) Bonneville shall immediately, upon notification from ATG, of a confirmed cable related interruption in service, failure, disrepair, impairment or other need for repair or restoration of the ATG Fiber, begin to mobilize Bonneville crews and make its continuous best effort to achieve such necessary repair or restoration, including making its best effort to have maintenance personnel at the affected site within four (4) hours after receipt of such notice, provided, however, that in the event any of ATG rights are interrupted by events described in section 18(a), repairs and restoration shall be made as expeditiously as possible consistent with section 8(c)(1). ATG recognizes that the four (4) hour response time represents optimal conditions, and may be impossible to achieve when responding to certain remote locations. Actual response times will be influenced by factors such as the terrain, weather conditions present at the time the request is made, and the actual mileage from Bonneville's dispatch station to the fault site.

                (2) For purposes of this section, best efforts means activities and performance consistent with prudent utility practice, existing contract provisions for Bonneville's hourly employees ("Collective Agreement between BPA and Columbia Power Trades Council"), and response times that do not jeopardize the health and safety of Bonneville employees, agents of Bonneville, ATG employees or agents of ATG.

                (3) The Detailed Restoration Plan shall set forth the roles and responsibilities of the respective parties, and shall address issues regarding logistical considerations, response interval factors, communication between the Parties, sequential activity requirements, and other related items which would impact response time and restoration intervals. The aforementioned issues will be taken into consideration in the determination of whether Bonneville has used its best efforts in such restoration or repair activities.

                (4) If Bonneville is unable to begin to provide restoration within the agreed-upon timeframe pursuant to section 8(d)(1), Bonneville shall provide ATG or its Bonneville-approved subcontractor access to the Cable, pursuant to the Detailed Restoration Plan, after notification from ATG of confirmed cable related interruption in service, failure, disrepair, impairment, or other need for repair, so that ATG or its Bonneville-approved subcontractor can make necessary repairs to the Cable provided such repairs are made in accordance with all current Bonneville and industry safety standards.

                (5) Given that the Cable has been maintained by Bonneville pursuant to 9(a)(1), and if the cable's ability to transmit a signal degrades over time to a level unacceptable to either Party, the Parties will jointly determine the action to be taken and share any costs associated with the action on a pro rata basis based upon the number of fibers in each Party's control.

9.      REGENERATOR BUILDING(S)

        (a) ATG shall have sole responsibility for the expense and acquisition of any property or utilities necessary for its equipment along the Route. If space is available at Bonneville substations, such space shall be provided to ATG pursuant to the Regenerator Site Lease Agreement form attached as Exhibit D.

        (b) Other than the Bonneville Facilities, ATG shall provide and own the Cable Accessories splice boxes, and other components necessary for the operation of the ATG Fiber as set forth in Exhibit D.

        (c) Bonneville will provide to ATG the Bonneville Safety Requirements. ATG shall have sole responsibility to comply with Bonneville Safety Requirements with regard to the installation and maintenance of ATG facilities on or about Bonneville's right-of-way and property. ATG's compliance with Bonneville Safety Requirements and for maintenance of certain environmental control procedures such as maintenance of the grounds around the Regenerator Building(s) will be at ATG's expense.

        (d) ATG may use Bonneville's access roads to access the Regenerator Building(s), provided that heavy vehicles or other equipment being used on the access road will not impair the use of the access road by Bonneville. Access to the roads shall be limited to the times and frequency required for maintenance and operation of the Regenerator Building(s) and equipment, and any repair and restoration of the Cable pursuant to section 8. ATG shall at ATG's expense repair any damage to the access roads caused as a result of ATG use of the access roads.

10.     RIGHTS AND OBLIGATIONS CONCERNING THE CABLE

        (a)     Permits

                Bonneville shall acquire all necessary regulatory or governmental permits and approvals with the exception of any permits and/or approvals that may be required for the Regenerator Building(s). Additionally, Bonneville shall acquire all necessary National Environmental Policy Act (NEPA) permits for the Regenerator Building(s) pursuant to paragraph (d) of this section.

                When feasible and necessary, Bonneville shall acquire permits, easements, or additional rights-of-way for the Regenerator Building(s) provided ATG pays for the full cost of such assistance and protects Bonneville from future liability resulting from such actions.

        (b)     Taxes, Mechanic's Liens, and Encumbrances

                ATG shall pay its own income taxes as well as all franchise fees and other fees and taxes resulting from ATG License over the ATG Fiber along the Route. ATG shall keep the Route free from all liens and encumbrances resulting from its performance of this Agreement. If ATG does not pay the foregoing taxes and fees when such become due, and such nonpayment results in the imposition of a lien on, or encumbrance of, the Route, then Bonneville shall have the right, but not the obligation, to pay all amounts due and discharge such lien or encumbrance, upon thirty (30) calendar days prior written notice to ATG and charge the amount thereof to ATG. In the event Bonneville causes such liens or encumbrances to be discharged, ATG shall pay such amounts to Bonneville upon demand together with interest thereon at the Interest Rate, accruing from the date that Bonneville makes payment discharging such liens or encumbrances until the date Bonneville receives full reimbursement from ATG. ATG shall have the absolute right to dispute or challenge any tax or fee assessed on its use of the ATG Fibers.

        (c)     Access to Local Landowners

                Contacts made by ATG with local landowners adjacent to the Route shall be coordinated with Bonneville as specified in the Detailed Restoration Plan.

        (d)     Environmental Compliance Activities

                Bonneville shall be responsible for compliance with the Federal, State, and local laws and regulations pertaining to NEPA and related public involvement and information exchange in relation to the proposed project activities. Bonneville shall acquire all necessary permits associated with the project operations, maintenance, and construction. The project activities will be limited to construction and operation of cable, hardware; Regenerator Building(s), access roads and distribution lines if needed for Regenerator Building(s). If any mitigation measures are identified as part of the NEPA compliance activities, these measures will be performed by Bonneville at the sole cost of ATG provided, however, that ATG shall not be liable for the costs of any mitigation measures that arise from activities unrelated to activities authorized by this Agreement. Contacts with the local landowners will be performed by Bonneville-appointed representatives. Any landowner compensation required as part of the NEPA and project activities will be made by ATG. All of the compliance activities undertaken by Bonneville pursuant to this subparagraph shall be at the cost and expense of ATG.

        (e) Taxes, title to and ownership of the ATG Fiber shall remain in Bonneville which will be responsible for ad valorem taxes, if any, imposed on its ownership of the ATG Fiber. If requested in writing, Bonneville will reasonably assist ATG in any dispute or challenge of any tax or fee assessed that ATG believes should be properly assessed based on the ownership of the ATG Fiber.

11.     RELOCATION OF THE CABLE

        The Cable or a portion thereof may require relocation or replacement during the term of this Agreement. The cost of such relocation or replacement shall be allocated as follows:

        (a) If requested by ATG for its operational purposes, ATG shall pay all such costs, provided, however, that Bonneville shall, in its sole discretion, determine whether such relocation of the Cable may be accommodated considering Bonneville's own need to provide economical and reliable electric power;

        (b) If requested by Bonneville due to requirements necessary to provide economical and reliable electric power, Bonneville shall pay all such costs;

        (c) If the Cable must be relocated due to the order of any court or governmental agency, or because of a force majeure event Bonneville shall, in consultation with ATG designate a new route for the Cable. The costs associated with such required relocation that are not paid by a third party, shall be allocated between the Parties on a pro rata basis.

        (d) If the Cable must be relocated pursuant to section 11(c) above, Bonneville and ATG shall work together to select contractors and materials to achieve the most cost effective relocation available in the market place given the Cable Specifications Fiber, Specifications, and current industry standards.

12.     REPRESENTATIONS AND WARRANTIES

        (a)     ATG represents and warrants to Bonneville as follows:

                (1) ATG has full power and authority to execute, deliver, and perform its obligations under this Agreement. The execution of this Agreement by ATG has been duly and validly authorized by all necessary action on the part of ATG. This Agreement is a legal, valid, and binding obligation of ATG enforceable against ATG in accordance with its terms. The execution and delivery of this Agreement by ATG and the performance of the terms, covenants, and conditions contained herein will not violate the articles of the limited partnership or bylaws of ATG or any applicable law or regulation or any order of court or arbitrator, and will not conflict with and will not constitute a material breach of, or default under, the provisions of any contract by which ATG is bound. Except as otherwise stated herein, no approval, authorization, or other action by any governmental authority or filing with any such authority which has not been obtained or accomplished is required in connection with the execution, delivery, and performance by ATG of this Agreement.

                (2) There are no known actions, suits, or proceedings pending or overtly threatened against ATG before any court or administrative agency that would materially impair ATG's performance of its obligations under this Agreement.

        (b)     Bonneville represents and warrants to ATG as follows:

                (1) Bonneville is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes a legal and valid obligation of Bonneville enforceable in accordance with its terms to the full extent provided by law. The enforceability of this Agreement is qualified as to:

                        (A) limitations imposed by bankruptcy laws of the United States, insolvency, reorganization, arrangement, moratorium, or other laws relating to or affecting the enforcement of creditor's rights generally.

                (2) Upon execution of this Agreement, Bonneville warrants that there are no known conflicts with this Agreement and that neither execution and delivery of this Agreement nor performance by Bonneville of its obligations hereunder constitutes a material breach of or a default under any constitutional provision, or any law or administrative regulation, or violate any judgment, decree, or other instrument, or any other contract related to the Route to which Bonneville is a Party or to which Bonneville or any of its property or assets is subject.

                (3) Bonneville has sufficient interests in the real property along the Route to construct its Cable and carry out its obligations under this Agreement.

        (c)     Materials Warranties.

                (1) Except as otherwise specifically set forth in the representations, warranties, covenants and conditions of this agreement, each party makes no warranty to the other party or to any other person or entity, whether express, implied or statutory, as to the installation, description, quality, merchantability, completeness or fitness for any purpose of any portion of the system or any service provided hereunder or described herein, or as to any other matter, all of which warranties are hereby excluded and disclaimed.

                (2) In procuring and obtaining materials, each Party shall use reasonable efforts to obtain from the vendors and suppliers, for the mutual benefit of the Parties, warranties that such materials are:

                        (A) of the kind and quality described in the purchase order or supply contract;

                        (B) free of defects in workmanship, material, design and title;

                        (C) of good and merchantable quality; and where appropriate, fit for their intended purpose.

                (3) Each Party shall attempt to obtain standard warranty periods for all materials it is responsible to procure, and shall use reasonable efforts to obtain longer warranty periods, if such extended warranties do not materially increase the cost of such materials. Each Party's sole obligation and liability to the other with respect to the materials warranties shall be to administer such warranties. In no event shall either Party be deemed to have guaranteed any such warranties provided by vendors or suppliers.

                (4) Each Party will cooperate and assist the other with respect to any claim that a Party may assert against vendors and suppliers under such warranties, including such reasonable actions as may be necessary to assign or otherwise make available to a Party the right to make such claims.

        (d)     No Bonneville Warranty Concerning Route

                Bonneville makes no representation or warranty whatsoever concerning the physical characteristics of the Route. ATG acknowledges that neither Bonneville nor any of Bonneville's officers, employees, representatives, contractors, or subcontractors or agents have made any such representation, nor is Bonneville or ATG entering into this Agreement in reliance upon any such representation or warranty.

13.     AUDIT PROCEDURES

        (a)     Records

                The Parties shall maintain true and correct sets of records in connection with the performance of this Agreement and all transactions related thereto and shall retain all such records for a period of not less than three (3) years after the Effective Date has been provided in accordance with section 2 of this Agreement. The Parties shall also maintain true and correct sets of records in connection with its accounting, billing, and collection of its payment of the restoration of the Cable, and shall retain all such records for a period of not less that three (3) years after each such transaction.

        (b)     Reimbursement

                If Bonneville or ATG is entitled under this Agreement to be paid amounts determined in whole or in part on a reimbursement of costs basis, the costs to be reimbursed shall be only those reasonably necessary to perform the work in an efficient manner in accordance with the time schedule required.

        (c)     Audit Rights

                Notwithstanding anything in this Agreement to the contrary, either Party which is required to make payment under this Agreement, may, at the paying Party's sole discretion and expense, request and perform a complete audit of the records of the Party requesting reimbursement which are described in Paragraph 14(a) above. In the event that the Parties agree that the auditing Party's audit is determined to be correct, the nonauditing Party shall reimburse the auditing Party the agreed upon amount. In the event that the nonauditing Party disagrees with the results of the Party's audit and resolution is not reached between the Parties, the Parties agree to resolve the dispute pursuant to Section 17 of this Agreement.

14.     INSURANCE

        (a)     General

                At all times during the term of this Agreement and the License term, ATG at its own cost and expense, shall provide the insurance specified by this section.

        (b)     Evidence Required

                On the Effective Date of this Agreement, ATG shall provide Bonneville with a certificate of insurance (Certificate of Insurance) executed by an authorized representative of the insurer(s) evidencing that ATG insurance complies with this section.

        (c)     Notice of Cancellation, Reduction, or Material Change in
                Coverage

                Policies shall include a provision requiring written notice by the insurer(s) to Bonneville not less than thirty (30) calendar days prior to any cancellation, reduction, or material change in coverage. If insurance coverage is canceled, reduced, or materially changed, ATG shall, prior to the effective date of such cancellation, reduction, or material change, obtain the coverage required under this section 14 and provide to Bonneville documentation evidencing such coverage. ATG shall be responsible to the extent not caused by Bonneville's negligence, for the costs of any damage, liability, or injury occurring during such cancellation, reduction, or material change in insurance coverage which are not otherwise covered by insurance.

        (d)     Qualifying Insurers

                Policies shall be issued by companies which hold a current policyholders alphabetic and financial size category rating of not less than A- according to Best's Insurance Report or a similar rating from another recognized rating agency.

        (e)     Insurance Required

                (1)     Liability

                        Commercial general liability insurance for bodily injury (including death) and property damage shall provide limits of not less than $10 million per occurrence.

                        (A)     Coverage included shall be:

                                (i)     premises and operations;

                                (ii)    broad form property damage;

                                (iii)   products and completed operations;

                                (iv)    blanket contractual liability;

                                (v)     personal injury liability;

                                (vi)    cross-liability and severability of
                                        interests; and

                                (vii)   independent contractors liability.

                        (B) Coverage shall be endorsed to include the following:

                                (i) inclusion of Bonneville, its officers, representatives, agents, and employees as an additional insured as respects services or operations in connection with this Agreement; and

                                (ii)    stipulation that the insurance is
                                        primary insurance and that no insurance
                                        or self-insurance of Bonneville will be
                                        called upon to contribute to a loss:

                (2)     Business Automobile Liability Insurance

                        Business Automobile Liability Insurance for bodily injury (including death) and property damage shall provide total limits of not less than $2 million combined single limit per occurrence to all owned, non-owned, and hired vehicles.

                (3)     Workers' Compensation/Employer's Liability Insurance

                        Statutory Workers' Compensation and Employer's Liability Insurance for not less than $l million per occurrence shall apply to employer's liability coverage for all employees engaged in services or operations under this Agreement. The policy shall include broad form all-States/other States coverage.

        (f)     Special Provisions

                (1) The foregoing requirements as to the types and limits of insurance coverage to be maintained by ATG and any approval of said insurance by Bonneville or ATG are not intended to and shall not in any manner limit or qualify the liabilities and obligations otherwise assumed by ATG pursuant to this Agreement, including, but not limited to, the provisions concerning indemnification.

                (2) Bonneville acknowledges that some insurance requirements contained in this section 14 may be fulfilled by a formal self-insurance program of ATG. However, this shall not in any way limit liabilities assumed by ATG under this Agreement. Any self-insurance program must be first approved in writing by Bonneville.

15.     DEFAULT

        (a)     Events of Default

                If either Party is in material breach or default (Defaulting Party), under this Agreement, the other Party (Nondefaulting Party) may notify in writing the Defaulting Party that it is in material breach or default, such notice to be effective upon its receipt by the Defaulting Party. The following events shall constitute material breach or default under this Agreement:

                (1) failure to make any payment when due hereunder, with the exception of payments that become payable to either Party during the period of any Force Majeure, when the event of Force Majeure results in a Party's physical inability to make such payment. During these periods, the Party experiencing Force Majeure shall immediately notify the other Party to make alternative arrangements that are agreeable to both Parties.

                (2) failure to perform in any material respect any obligations required to be observed or performed hereunder;

                (3) any representation or warranty made by one Party to the other herein proving incorrect in any material respect as of the date of the making thereof;

                (4) ATG files a voluntary petition in bankruptcy, or a petition in bankruptcy is filed against ATG and not dismissed within sixty (60) days, or ATG is adjudicated as bankrupt or insolvent, or files any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State, or other statute, law, or regulation relating to bankruptcy, insolvency, or other relief for debtors, or seeks or consents to or acquiesces in the appointment of any trustee, receiver, custodian, liquidator, or similar official of ATG or makes any general assignment for the benefit of creditors;

                (5) willful and material interference by one Party to the other Party's operations; or

                (6) failure to make full restitution for any damage to one Party's real property or equipment caused as a result of the sole negligent or willful actions by the other Party.

        (b)     Remedies

                (1)     Defaulting Party's Right to Cure

                        The Defaulting Party shall have the right to cure any material breach or default under this Agreement within thirty (30) calendar days after the receipt by the Defaulting Party of notification of such material breach or default. In the case of any material breach or default which may not reasonably be cured within thirty
                        (30) calendar days, the Defaulting Party shall have the right to provide the Nondefaulting Party with a plan for the appropriate actions to cure such material breach or default. Within the thirty (30) calendar day period, the Defaulting Party must commence diligently pursuing appropriate action under the plan to cure the material breach or default, in which event the Defaulting Party shall have a longer period of time to cure the material breach or default so long as the Defaulting Party shall continue to be diligently pursuing appropriate action during such period; provided, however, that in no event shall such time period exceed one hundred twenty (120) days.

                (2)     Nondefaulting Party's Remedies

                        After the time allowed the Defaulting Party to cure any material breach or default has expired, then the Nondefaulting Party shall have the right to: (A) terminate this Agreement; (B) cure any material breach or default of the Defaulting Party to preserve the Nondefaulting Party's rights that may be prejudiced as a result of such material breach or default; and (C) exercise and pursue all other rights and remedies available to it under applicable law.

                (3)     Rights and Remedies Cumulative

                        Except as otherwise provided in this Agreement, any right, or remedy afforded to either ATG or Bonneville under any provision of this Agreement on account of material breach or default by the other is in addition to, and not in lieu of, all rights or remedies afforded either ATG or Bonneville under any other provision of this Agreement, by law or otherwise on account of the material breach or default.

16.     INDEMNIFICATION; WAIVER OF DAMAGES.

        (a)     Indemnification by ATG

                (1) To the extent allowed by law, ATG shall release and indemnify, defend, and hold harmless Bonneville and each of its directors, officers, agents, representatives, subcontractors, and employees (the "Bonneville Indemnitees") from and against any and all liabilities, losses, claims, demands and actions of any nature ("Claims") for injury to or death of a person, including an employee of ATG or a Bonneville Indemnitee, or for loss of or damage to property resulting directly or indirectly from ATG's performance or nonperformance of this Agreement, except to the extent that such Claim is the result of negligence or willful misconduct of a Bonneville Indemnitee.

                (2) ATG accepts responsibility and liability, whether now existing or arising, in connection with any Federal or state statute, law, ordinance, regulation or judgment related to the existence, disposal, or release of hazardous waste, contaminants or pollutants, including but not limited to polychlorinated biphenyl (PCB) on the Route, directly or indirectly resulting from or caused by ATG or ATG performance or nonperformance of this Agreement.

                (3) If negligence nor willful misconduct of a Bonneville Indemnitee has contributed to a Claim, ATG shall not be obligated to indemnify the Bonneville Indemnitees for the proportionate share of such Claims caused by such negligence or willful misconduct. Bonneville shall have the right, at its own cost, to retain counsel, to monitor, or participate in the defense of any Claim that is covered by ATG's indemnity hereunder. Bonneville shall reimburse ATG for that portion of a Claim determined or agreed to be caused by Bonneville's negligence or willful misconduct. Reimbursement shall be due to ATG thirty (30) calendar days after the determination or agreement with respect thereto, and shall bear interest at the Interest Rate from said date until the date of payment by Bonneville.

        (b)     Indemnification by Bonneville

                (1) To the extent allowed by law, Bonneville shall release and indemnify, defend, and hold harmless ATG and each of its directors, officers, agents, representatives, subcontractors, and employees (the "ATG Indemnitees") from and against any and all Claims as defined in section 16(a)(1) for injury to or death of a person, including an employee of Bonneville or an ATG Indemnitee, or for loss of or damage to property resulting directly or indirectly from Bonneville's performance or nonperformance of this Agreement, except to the extent that such Claim is the result of negligence or willful misconduct of a ATG Indemnitee.

                (2) Bonneville accepts responsibility and liability, whether now existing or arising, in connection with any Federal or state statute, law, ordinance, regulation or judgment related to the existence, disposal, or release of hazardous waste, contaminants or pollutants, including but not limited to PCB on the Route, directly or indirectly resulting from or caused by Bonneville or Bonneville's performance or nonperformance of this Agreement.

                (3) If negligence or willful misconduct of a ATG Indemnitee has contributed to a Claim, Bonneville shall not be obligated to indemnify the ATG Indemnitees for the proportionate share of such Claims caused by such negligence or willful misconduct. ATG shall have the right, at its own cost, to retain counsel, to monitor, or participate in the defense of any Claim that is covered by Bonneville's indemnity hereunder. ATG shall reimburse Bonneville for that portion of a Claim determined or agreed to be caused by ATG's negligence or willful misconduct. Reimbursement shall be due to Bonneville thirty (30) calendar days after the determination or agreement with respect thereto, and shall bear interest at the Interest Rate from said date until the date of payment by ATG.

                (4) Bonneville agrees to indemnify ATG against any claims of underlying landowners along the Route of damage to property resulting from Bonneville's construction and maintenance of the Cable.

        (c)     Waiver of Certain Damages

                Each Party hereby waives any right to consequential, incidental, special or indirect damages, or damages for lost profits or exemplary damages with respect to any claim arising out of or related to this Agreement. The Parties acknowledge that the foregoing waiver shall not prejudice the right of indemnity respecting any Claim under this section.

        (d) The provisions of this section shall survive the expiration or termination of this Agreement.

17.     DISPUTE RESOLUTION

        (a) Pending resolution of a disputed matter, the Parties shall continue performance of their respective obligations hereunder. Any controversy between the Parties rising out of this Agreement or breach thereof, or out of performance under this Agreement, is subject to the mediation process described below. If not resolved by mediation, then the matter must be submitted to the American Arbitration Association ("AAA") for arbitration before a sole arbitrator.

        (b) A meeting will be held promptly between the Parties to attempt in good faith to negotiate a resolution of the dispute. The meeting will be attended by individuals with decision-making authority regarding the dispute. If within thirty (30) calendar days after such meeting the Parties have not succeeded in resolving the dispute, either party may within thirty (30) calendar days thereafter serve written notice to the other party and submit the dispute to a mutually acceptable third-party mediator who is acquainted with dispute resolution methods. If the dispute is not resolved by mediation either Party may initiate arbitration with the AAA, upon the written notice from either Party to the other Party. The dispute shall be resolved by arbitration under the AAA's Complex Commercial rules. The arbitrator's authority shall be limited by Federal Law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Neither Party is entitled to seek or recover punitive damages in considering or fixing any award under these proceedings.

        (c) The costs of mediation and arbitration, including any mediator's fees, AAA administration fee, the arbitrators fee, and costs for the use of facilities during the hearings," shall be borne equally by the Parties. Reasonable attorneys' fees may be awarded to the prevailing Party (provided such a Party can clearly be determined from the proceedings) at the discretion of the arbitrator. Each Party's other costs and expenses will be borne by the Party incurring them.

18.      GENERAL

        (a)   Force Majeure

              (1) As used in this Agreement, the term "Force Majeure" means acts of God (including but not limited to, earthquakes, fires, floods, windstorms, landslides, and ice storms); strikes, lockouts, or other labor disputes; acts of public enemy; acts of vandalism, wars, riots, and insurrection; epidemics; civil disturbances; explosions; train derailments; breakdown or failure of machinery or facilities (excluding the Cable and Cable Accessories); accidents to machinery or equipment (excluding the Cable and Cable Accessories), and delay in delivery of equipment to the extent such occurrences are beyond the reasonable control of the Parties; electrical disturbance originating in or transmitted through such Party's electrical system or equipment or any electrical system with which such Party's system or equipment is interconnected; and any other event, cause, or condition beyond the party's reasonable control, which, by the exercise of reasonable diligence, prevents the Party claiming Force Majeure from performing its obligations under this Agreement.

              (2) If either Party is unable to carry out its obligations under this Agreement as a result of an event, cause, or condition of Force Majeure, the Party claiming Force Majeure shall give notice and full particulars of such Force Majeure in writing to the other Party within five (5) calendar days at the beginning of the occurrence of the Force Majeure event, cause, or condition. Any obligations that such Party is unable to perform due to an event, cause, or condition of Force Majeure shall be suspended during the continuance of such event of Force Majeure. The Party claiming Force Majeure shall use reasonable efforts to remedy and minimize the effects of such event of Force Majeure with all reasonable dispatch.

              (3) Neither Party shall be liable under this Agreement for, or be considered to be in material breach or default under, this Agreement on account of any delay in or failure of performance due to Force Majeure unless specifically stated in this Agreement.

              (4) If Bonneville is the Party claiming Force Majeure and such event of Force Majeure prevents restoration by Bonneville or ATG within one (1) year from the event of such Force Majeure, then ATG shall have the option to terminate this Agreement under the provisions of section 15(b)(1).

        (b)   Notices

              All notices and other communications under this Agreement shall be properly given only if made in writing; and

              (1) mailed by certified mail, return receipt requested, postage prepaid; or

              (2) delivered by facsimile transmission followed by certified mail to the Party's at the address or facsimile number set forth in this section 18(b) or such other address or facsimile number as such Party may designate by notice to the other Party. Such notices and other communications shall be effective on the date of receipt. If any such notice or communication is not received or cannot be delivered due to a change in the address of the receiving Party of which notice was not previously given to the sending Party or due to a refusal to accept by the receiving Party, such notice or other communication shall be effective on the date delivery is attempted.

                    If to Bonneville:
                    The Bonneville Power Administration
                    P.O. Box 491
                    Vancouver, WA 98666-0491
                    Attn: To be identified under separate letter

                    With a copy to:
                    The Bonneville Power Administration
                    P.O. Box 491
                    Vancouver, WA 98666-0491
                    Attn: To be identified under separate letter

                    If to ATG:
                    Advanced TelCom Group, Inc.
                    100 Stony Point Road, Suite 130
                    Santa Rosa, CA 95401
                    Attn: Mr. Luis Aguilar
                    Telephone: (707)535-8900

        (c)   Assignment

              ATG may sell, assign, lease, sublease, or otherwise allow use of ATG License under this Agreement to any person or entity only after receiving Bonneville's written approval. Bonneville's written approval shall not be unreasonably withheld. ATG shall have the right, without Bonneville's consent, to assign or otherwise transfer this Agreement in whole or in part (a) as collateral to any institutional lender to ATG (or institutional lender to any permitted transferee or assignee of ATG) subject to the prior rights and obligations of the parties hereunder, (b) to any parent, subsidiary or affiliate of ATG, (c) to any person, firm or corporation which shall control, be under the control of or be under common control with ATG, or (d) any other entity into which ATG may be merged or consolidated or which purchases all or substantially all of the stock or assets of ATG; provided that the assignee or transferee in any such circumstance shall continue to be subject to all of the provisions of this Agreement, including without limitation this section 18(c) (except that any lender referred to in clause (a) above shall not incur any obligations under this Agreement, nor shall it be restricted from exercising any right of enforcement or foreclosure with respect to any related security interest or lien, so long as the purchaser in foreclosure is subject to the provisions of this Agreement, including, without limitation, this section 18(c); and provided further that in any of the circumstances described in clauses (b), (c) or (d) all of the payment obligations of ATG hereunder for the remainder of the Term shall be paid in full as a condition to such transfer or assignment; and provided further that promptly following any such assignment or transfer, ATG shall give Bonneville written notice identifying the assignee or transferee.

        (d)   Partial Invalidity

              If any provision of this Agreement is determined by a proper court to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the performance of other provisions of this Agreement and this Agreement shall remain in full force and effect without such invalid, illegal or unenforceable provision.

        (e)   Governing Law

              This Agreement shall be governed by and construed in accordance with Federal law.

        (f)   Terms Generally

              The defined terms in this Agreement shall apply equally to both the singular and the plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The term "person" includes individuals, limited partnerships, partnerships, trusts, other legal entities, organizations, anti associations, and any Government or governmental agency or authority. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "approval," "consent" and "notice" shall be deemed to be preceded by the word "written."

        (g)   Waivers

              No waiver of any provision or breach of this Agreement shall be effective unless such waiver is in writing and signed by the waiving Party and any such waiver shall not be deemed a waiver of any other provision of this Agreement or any other breach of this Agreement.

        (h)   Confidentiality

              If and to the extent any information or documents furnished by one Party to the other under this Agreement is confidential or proprietary to the furnishing Party, the receiving Party shall treat such information or documents as confidential and proprietary and shall take reasonable steps to protect against the unauthorized use or disclosure of such information or documents; PROVIDED, that such information and documents are conspicuously marked or otherwise clearly identified as confidential or proprietary when furnished; and PROVIDED, FURTHER, that this section 18(g) shall not apply to information or documents in the public domain or to information or documents required to be disclosed by any law, rule, regulation, order, or other requirement of any governmental authority having jurisdiction. If a Freedom of Information Act request is received by Bonneville for such written information or documents, Bonneville must promptly notify ATG of such request and will, further, notify ATG if Bonneville is required to disclose such written information or documents.

        (i)   No Third-Party Beneficiaries

              This Agreement creates rights and obligations only between the Parties hereto. The Parties hereto expressly do not intend to create any obligations or promise of performance to any other third person or entity nor have the Parties conferred any rights or remedy upon any third person or entity other than the Parties hereto, their respective successor or assigns to enforce this Agreement.

        (j)   Miscellaneous

              Neither Party shall make public announcement of this Agreement or the transactions contemplated by this Agreement without the prior consent of the other Party, unless such public announcement is necessary to comply with applicable law. This Agreement shall benefit and bind ATG and Bonneville and their respective permitted successors and assigns. Time is of the essence of this Agreement. This Agreement may be executed in counterparts, each of, which shall be an original, but all of which shall constitute one and the same Agreement. This Agreement may not be amended or modified except by a written instrument signed by ATG and Bonneville.

19.     ENTIRE AGREEMENT

        Except as stated otherwise herein, this Service Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof and there are no other understandings or agreements between the Parties with respect thereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in two counterparts.



ADVANCED TELCOM GROUP, INC.                  UNITED STATES OF AMERICA
                                             Department of Energy
                                             Bonneville Power Administration



By:         /s/ CLIFFORD RUDOLPH             By:    /s/ KEVIN A. WARD
           ----------------------------            ----------------------------

Name:       Clifford Rudolph                 Name:      Kevin A. Ward
           ----------------------------            ----------------------------
Print/Type                                   Print/Type

Title:      Chairman and CEO                 Title:     Account Executive
           ----------------------------            ----------------------------

Date:      9/8/99                            Date: 8/24/99
           ----------------------------            ----------------------------

                                    EXHIBIT A
                               ROUTE DESCRIPTION

The following Route description is a best estimate of how the Route will be laid out.

From the Salem Substation, the Cable will then traverse a distance of approximately 23.4 miles to the Albany Substation on the Salem-to-Albany No. l, 115-kv H-frame wood pole line, encountering two river crossings on steel towers. From Albany Substation, the Cable will span a distance of approximately 39.5 miles to the Eugene Substation, traveling along the Albany-to.-Eugene No. 1, 115-kv H-frame wood pole line, with one river crossing on steel towers. From Eugene Substation, the Cable will run a distance of approximately. 8.3 miles on the Albany - Eugene No. 1 and Marion-Lane 500-kV lattice steel tower line to Lane Substation. From Lane Substation, the Cable will run a distance of approximately 13.2 miles on the Alvey-Lane 230-kV lattice steel tower line to the southern terminus of the Cable to be located at the Alvey Substation.

                                    EXHIBIT B
                              FIBER SPECIFICATIONS
                           CORNING(R) SMF-28(TM) CPC6
                            SINGLE-MODE OPTICAL FIBER



GENERAL

Corning(R) SMF-28(TM) single mode fiber is considered the "standard" optical fiber for telephony, cable television, submarine, and private network applications in the transmission of data, voice, and/or video services. Corning SMF-28 fiber is manufactured to the most demanding specifications in the industry.

SMF-28 fiber is optimized for use in the 1310 nm wavelength region. The information carrying capacity of the fiber is at its highest in this transmission window, and it is also where dispersion is the lowest. SMF-28 fiber can also be effectively used in the 1550 nm wavelength region.

Corning's enhanced, dual layer acrylate CPC6 coating provides excellent fiber protection and is easy to work with. CPC6 can be mechanically stripped and has an outside diameter of 245 (Micron)m. CPC6 is optimized for use in many single and multi-fiber cable designs including loose tube, ribbon, slotted core, and tight buffer cables.

SMF-28 fiber is manufactured using the Outside Vapor Deposition (OVD) process, which produces a totally synthetic, ultra-pure fiber. As a result, Corning SMF-28 has consistent geometric properties, high strength, and low attenuation. Corning SMF-28 fiber can be counted on to deliver excellent performance and high reliability, reel after reel.

FEATURES AND BENEFITS

- Versatility in 1310 nm and 1550 nm applications.

- Outstanding geometrical properties for low splice loss and high splice yields.

- OVD manufacturing reliability and product consistency.

- Optimized for use in ribbon, loose tube, and other common cable designs.

OPTICAL SPECIFICATIONS

Attenuation


     UNCABLED FIBER ATTENUATION CELLS
--------------------------------------------
                     Attenuation Cells
                          (dB/km)
                ----------------------------
Wavelength
   (nm)                   Standard
----------      ----------------------------
   1310         (less than/equal to) 0.40
   1550         (less than/equal to) 0.30

POINT DISCONTINUITY
No point of discontinuity greater than 0.10 dB at either 1310 nm or 1550 nm.

ATTENUATION AT THE WATER PEAK
The attenuation at 1383 (plus/minus) 3 nm shall not exceed 2.1 dB/km.


             ATTENUATION VS. WAVELENGTH
-----------------------------------------------------------
                                            Max
   Range         Ref. (Greek lambda)     Increase
   (nm)               (nm)             (Greek Alpha) (dB/km)
   -----         -------------------   ---------------------
1285-1330             1310                   0.05
1525-1575             1550                   0.05

The attenuation in a given wavelength range does not exceed the attenuation of the reference wavelength (Greek lambda) by more than the value (Greek alpha).


                   ATTENUATION WITH BENDING
----------------------------------------------------------------
Mandrel                                         Induced
Diameter     Number     Wavelength            Attenuation
  (mm)      of Turns       (nm)                  (dB)
--------    --------    ----------            -----------
   32            1         1550        (less than/equal to) 0.50
   75          100         1310        (less than/equal to) 0.05
   75          100         1550        (less than/equal to) 0.10

The induced attenuation due to fiber wrapped around a mandrel of a specified diameter.


- CABLE CUTOFF WAVELENGTH ((Greek lambda)ccf)
  (Greek lambda)ccf (less than) 1260 nm

- MODE-FIELD DIAMETER
  9.30 (plus/minus) 0.50 (Greek mu)m at 1310 nm
  10.50 (plus/minus) 1.00 (Greek mu)m at 1550 nm

- DISPERSION
  Zero Dispersion Wavelength ((Greek lambda)o): 1301.5 nm (less than/equal to) (Greek lambda) (less than or equal to 1321.5 nm

  Zero Dispersion Slope (So): (less than/equal to) 0.092 ps/(nm2 (times) km)

  Fiber Polarization Mode Dispersion Coefficient (PMD): (less than/equal to)
  0.5 psec/(square root of)km

                             DISPERSION CALCULATION

Dispersion = D(Lambda): (approximately equal to) S (sub 0) divided by 4 [(Lambda) minus (Lambda) (base 0) (power of 4) divided by (Lambda) (cubed)] ps/nm X km), for 1200 nm (less than or equal to) Lambda (less than or equal to) 1600 nm

(Lambda) = Operating Wavelength

ENVIRONMENTAL SPECIFICATIONS


                                                                              INDUCED
             ENVIRONMENTAL TEXT                                             ATTENUATION
                  CONDITION                                                   (dB/km)
Temperature Dependence                          (less than or equal to) 0.05            (less than or equal to) 0.05
-60(degrees) to + 85(degrees)C

Temperature-Humidity Cycling                    (less than or equal to) 0.05            (less than or equal to) 0.05
-10(degrees)C to +85(degrees)C, up to 98% RH

Water Immersion, 23(degrees)C                   (less than or equal to) 0.05            (less than or equal to) 0.05

Heat Aging, 85(degrees)C                        (less than or equal to) 0.05            (less than or equal to) 0.05

DIMENSIONAL SPECIFICATIONS

Standard Length (km/reel): 2.2 - 25.0

GLASS GEOMETRY                                                     COATING GEOMETRY
Fiber Curl: (less than or equal to) 2.0 m radius of curvature      Coating Diameter: 245 (plus or minus) 10 (greek mu)m

Cladding Diameter: 125.0 (plus or minus) 1.0 (greek mu)m

Core-Clad Concentricity: (less than or equal to) 0.8 (greek mu)m   Coating-Cladding Concentricity: < 12 (greek mu)m

Cladding Non-Circularity: < 1.0%

                |       Min. Cladding Diameter  |
Defined as:     | 1-   ------------------------ | x 100
                |       Max. Cladding Diameter  |



--------------------------------------------------------------------------------
                                                                     Page 3 of 4

MECHANICAL SPECIFICATIONS

PROOF TEST:
The entire length of fiber is subjected to a tensile proof stress (greater than or equal to) 100 kpsi (0.7 GN/m(squared))

PERFORMANCE CHARACTERIZATIONS
Characterized parameters are typical values.

CORE DIAMETER:                                 REFRACTIVE INDEX DIFFERENCE:
8.3 (greek mu)m                                0.36%

NUMERICAL APERTURE:                            EFFECTIVE GROUP INDEX OF REFRACTION (N (inferior eff)):
0.13                                           1.4675 at 1310 nm
NA was measured at the one percent             1.4681 at 1550 nm
power angle of a one-dimensional far
field scan at 1310 nm.

ZERO DISPERSION WAVELENGTH                     FATIGUE RESISTANCE PARAMETER (n (inferior d)):
 (Lambda (inferior o)):                        (Greater than or equal to) 20
1312 nm

ZERO DISPERSION SLOPE (So):                    COATING STRIP FORCE:
0.090 ps/(nm(squared) - km)                    Dry: 0.7 lbs. (3.2 N)
                                               Wet: 14 days room temperature: 0.7 lbs. (3.2 N)

                                    EXHIBIT C
                            DETAILED RESTORATION PLAN



        The Detailed Restoration Plan will be developed within sixty (60) days of signature of this Agreement by both Parties.

                                    EXHIBIT D
             REGENERATION SITE LEASE AGREEMENTS AND LETTER OF ENTRY.



             If needed, information to be provided at a later date.

                                    EXHIBIT E
                          ACCEPTANCE TESTING STANDARDS


Bonneville shall meet the Acceptance Testing Standards set forth below. In the event Bonneville's performance requirements for its communications system requires Bonneville to exceed the standards and requirements specified in this Exhibit, Bonneville shall apply the higher standard.

Client Network Span and Final Acceptance Requirements:

1.      DESIGN CRITERIA

        The number of cable splices at the time of original construction will be designed to maximize reel lengths between splices. Due to cable cuts, project changes and cable relocation, additional splices may be necessary and are allowed. The number of splices will be monitored to insure that attenuation and reflection tolerances are maintained.

2.      CONSTRUCTION

        Cable must be constructed in accordance with sound commercial practices. Bonneville requirements will in general be more stringent however. The National Electric Code shall be followed as a minimum.

3.      TYPICAL FIBER CABLE INFORMATION

        Single mode fiber specifications may vary, depending on the fiber manufacturer. Typical concatenated levels of 0.40 dB per km @ 1310nm (for SMF-28) and 0.25 per km @ 1550nm (for SMF-28 fibers and LEAF(TM)).

4.      SPAN REQUIREMENTS

        Span loss measurements must be performed using the two following methods: OTDR (optical time domain reflectometer) and insertion loss (stabilized light source and power meter) measurement in each direction at 1550nm wavelength. Insertion loss testing will not be completed until Client fibers have been terminated at each site.

        (a) Maximum dB/km loss must not exceed 0.35 dB/km at 1550nm including splice losses.

        (b) In no case shall a fiber show a point discontinuity greater than 0.1dB. Discontinuities (known as steps, splices, or attenuation non-uniformity's) shall be measured with an OTDR to determine the loss of the localized attenuation. The least squares fit method of measurement must be used to determine the magnitude of the loss of a point discontinuity.

        (c) Client shall provide Bonneville access to it's fiber termination panels at each but on the route to perform these measurements.

        (d) Preliminary power meter testing consisting of a mechanical fiber coupler, stabilized light source and a power meter (to assure that no transposed fibers are spliced) may be completed within 60 days of the completion of construction.

        (e) Test data including OTDR trace data in hard copy or electronic format must be submitted to Client within 60 days of Bonneville's receipt of a written request for this data. This data will not be available until after construction is complete.

In the event the measured span values exceeds the calculated values, Bonneville will perform corrective maintenance as required to restore the Commercial Fiber to the tolerances noted in this exhibit.

5.      SPLICE LOSS

        The bi-directional splice loss average shall be 0.l0dB or less over the span. All splicing will be performed by the proprietor pursuant to the Fiber Lease Agreement. All fiber splicing must be fusion type.

6.      COMPLIANCE

        Client, at its discretion, may choose to physically monitor any or all testing associated with acceptance of the Commercial Fiber. If requested in writing test data including OTDR trace data in- hard copies or electronic form must be submitted to Client for review. Client has the option to waive any specifications and/or requirements listed in the technical specification criteria by providing written notice to Bonneville.

7. KEY OPTICAL PERFORMANCE CHARACTERISTICS REQUIRED FOR SINGLE-MODE AND LEAF OPTICAL CABLES

        Client fiber shall be Corning LEAF(TM) (see attachment) and a portion of Bonneville's fiber shall be Single Mode (see attachment).